Filed Pursuant to Rule 424(b)(3)
           Registration Nos. 333-108645, 333-111135, 333-113796 and 333-117178



                              PROSPECTUS SUPPLEMENT
                                    Number 1
                                       to
                         Prospectus dated August 2, 2004
                                       of
                           HEMISPHERX BIOPHARMA, INC.


On August 5, 2004, we closed a private placement with select institutional investors of approximately 3,617,300 shares of its Common Stock and warrants to purchase an aggregate of up to approximately 1,085,200 shares of its Common Stock. Portside Growth & Opportunity Fund, one of the selling stockholders, purchased 961,539 shares and 288,462 warrants in the placement. We raised approximately $7,524,000 in gross cash proceeds from this private offering.

The Warrant issued to each purchaser is exercisable for up to 30% of the number of shares of Common Stock purchased by such Purchaser, at an exercise price equal to $2.86 per share. Each Warrant has a term of five years and is fully exercisable from the date of issuance.

We  have  agreed  to  file  with  the  Securities  and  Exchange   Commission  a
registration statement covering resales of the shares issued to the purchasers in the placement and shares issuable upon the exercise of the Warrants.

As a result of the placement, the conversion prices of certain of the outstanding Debentures and the exercise prices of all of the warrants held by the debenture holders have been adjusted pursuant to the anti-dilution provisions of these securities. For information on the anti-dilution provisions of these securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources" in the prospectus.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus Supplement is August 6, 2004